Exhibit 99.1

Chemed Corporation Announces a Five-Year $450 Million Amended and Restated Credit Agreement

CINCINNATI--(BUSINESS WIRE)--June 21, 2018--Chemed Corporation ("Chemed") (NYSE:CHE) announced that it has entered into an Amended and Restated Credit Agreement for its Credit Facility (“Credit Agreement”). JPMorgan Chase Bank, N.A., acted as the Administrative Agent, JPMorgan Chase Bank, N.A., and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as Joint Lead Arrangers and Joint Bookrunners for this transaction. Bank of America, N.A. was the Syndication Agent and U.S. Bank National Association was the Documentation Agent.

Terms of the Credit Agreement consist of a five-year $450 million revolving credit facility. The interest rate on this Credit Agreement has a floating rate that is currently 30 day LIBOR plus 100 basis points. An expansion feature is included in this Credit Agreement that provides Chemed the opportunity to increase its revolver and/or enter into term loans for an additional $150 million.

Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries: VITAS Healthcare and Roto-Rooter. VITAS is the nation's largest provider of end-of-life hospice care and Roto-Rooter is the nation's leading provider of plumbing and drain cleaning services.

Statements in this press release or in other Chemed communications may relate to future events or Chemed's future performance. Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

CONTACT:
Chemed Corporation
David P. Williams, 513-762-6901